UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 16, 2020

CHEMBIO DIAGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-30379	88-0425691
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 Wireless Boulevard, Hauppauge, New York 11788
(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code:  (631) 924-1135

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

We entered into an employment agreement, dated March 4, 2020 and effective as of March 16, 2020, with Richard L. Eberly with respect to his service as our Chief Executive Officer and President. The principal terms of the employment agreement are described in Item 5.02 below, which description is incorporated by reference into this Item 1.01.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

We entered into an employment agreement, dated March 4, 2020 and effective as of March 16, 2020, with Richard L. Eberly with respect to terms of his employment as our Chief Executive Officer and President. The terms of the employment agreement were approved by the compensation committee, which consists of three disinterested members of the board of directors, and the compensation terms were established in part based upon advice of Pearl Meyer & Partners, LLC, the compensation committee’s independent compensation consultant.

The employment agreement provides for our at-will employment of Mr. Eberly as our Chief Executive Officer and President for an initial term commencing March 16, 2020 and expiring December 31, 2021. The term will extend automatically for additional calendar years as of each January 1 (commencing January 1, 2022), unless either party delivers, by no later than the immediately preceding October 1 (initially October 1, 2021), a written notice to the other party that the term will not be extended.

Under the terms of the employment agreement, we will pay Mr. Eberly an annual base salary of $400,000, which amount is subject to annual review by the compensation committee and may be increased, but not decreased.

In accordance with the terms of the employment agreement, we granted to Mr. Eberly on March 16, 2020 a restricted stock unit, or RSU, award to acquire, without payment of any purchase price, up to 233,589 shares of common stock. Consistent with Nasdaq Listing Rule 5635(c)(4), the RSU award was made outside of our 2019 Omnibus Incentive Plan as an inducement material to Mr. Eberly’s entering into employment with us and was approved by the compensation committee without need for stockholder approval. Subject to Mr. Eberly’s continued service with us, the RSU award will vest in three equal installments as of March 16 of each of 2021, 2022 and 2023, except that vesting will accelerate in full upon the occurrence of a Change in Control or upon his death or Permanent Disability (each such capitalized term as defined in the employment agreement).

If Mr. Eberly’s employment is terminated or not renewed by us without Cause or by Mr. Eberly for Good Reason (each such capitalized term as defined in the employment agreement), the RSU award will vest in full and, in addition, we will be required to pay to Mr. Eberly an amount equal to his base salary and a pro rata bonus amount, each with respect to the year in which the termination occurs.

The employment agreement contemplates that the board will nominate Mr. Eberly for election as a director at our 2020 Annual Meeting of Stockholders.

The foregoing description of Mr. Eberly’s employment agreement with us does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the agreement, which is included as Exhibit 10.1 to this report and is incorporated into this Item 5.02 by reference.

Item 7.01	Regulation FD Disclosure.

On March 20, 2020, we issued a press release entitled “Chembio Diagnostics Reports Inducement Award Under Nasdaq Listing Rule 5635(c)(4).” A copy of the press release is furnished as Exhibit 99.1 to this report.

On March 20, 2020, we issued a press release entitled “Chembio Diagnostics Receives $4 Million Purchase Order from Bio-Manguinhos for Production of DPP COVID-19 IgM/IgG System in Brazil.” A copy of the press release is furnished as Exhibit 99.2 to this report.

The information contained in this Item 7.01 and in the press releases furnished as Exhibits 99.1 and 99.2 to this report shall not be incorporated by reference into any filing with the Securities and Exchange Commission made by us whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 8.01	Other Events.

On March 12, 2020, we announced that we had entered into a worldwide strategic partnership with LumiraDx Limited, or LumiraDx, to develop point-of-care diagnostic tests for the detection of the COVID-19 virus and IgM and IgG antibodies on both our and LumraDx’s platforms. We entered into a Research and Development Collaboration Agreement under which each party will be able to develop a COVID-19 test for its own platform. We have previously collaborated with LumiraDx on feasibility studies for different diseases. As an additional part of the strategic relationship, we and LumiraDx entered into a distribution agreement with respect to a COVID-19 test arising from the collaboration that runs on our DPP platform, with LumiraDx appointed as an exclusive distributor in designated markets and as a co-exclusive distributor with us in the remaining markets.

Item 9.01	Financial Statements and Exhibits.

 (d)   Exhibits.

Exhibit	Description

10.1†*	Employment Agreement, dated as of March 4, 2020 and effective as of March 16, 2020, between Chembio Diagnostics, Inc. and Richard L. Eberly

99.1	Press release of Chembio Diagnostics, Inc. dated March 20, 2020, titled “Chembio Diagnostics Reports Inducement Award Under Nasdaq Listing Rule 5635(c)(4)”

99.2
Press release of Chembio Diagnostics, Inc. dated March 20, 2020, titled “Chembio Diagnostics Receives $4 Million Purchase Order from Bio-Manguinhos for Production of DPP COVID-19 IgM/IgG System in Brazil”

†	Indicates management contract or compensatory plan.
*	Certain sensitive personally identifiable information in this exhibit was omitted by means of redacting a portion of the text and replacing it with [***].

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

Chembio Diagnostics, Inc.

Dated: March 20, 2020	By:	/s/ Neil A. Goldman
Neil A. Goldman
Executive Vice President and Chief Financial Officer